THE GERMANY FUND, INC. (THE "REGISTRANT")

                                   FORM N-SAR
                           FOR THE YEAR ENDED 12/31/02

                             SUB-ITEM 77Q3(A)(I)(II)

         Based on their evaluation of the Registrant's disclosure controls and procedures (as defined in rule 30a-2(c) under the Act (17CFR 270.30a-2(c)) as of February 20, 2003, the Registrant's Chief Executive Officer and Chief Financial Officer concluded that those disclosure controls and procedures should be effective.

         Subsequent to the date of that evaluation, there were no significant changes in the Registrant's internal controls or in other factors that could significantly affect these controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  February 21, 2003

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                             The Germany Fund, Inc.